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                                     [LETTERHEAD]


                            INDEPENDENT AUDITOR'S CONSENT


     We consent to the use in this Form SB 2 Registration Statement of Fix-Corp International, Inc. of the Financial Statements and Independent Auditor's Report for fiscal years ending December 31, 1995 and December 31, 1996 of Fix-Corp International, Inc.

HARMON & COMPANY, CPA, INC.

/s/  Harmon & Company, CPA, Inc.

By:  Nicola R. Harmon
Title: President
Date: January 15, 1998